Exhibit 19.1
    Insider Trading Policy

Title	Insider Trading Policy
Classification	Internal
Department Owner	Legal Department Policy
Last Approved by:	Owner: Chris Ware; General Counsel, Legal Department	Date: 1/23/2026

History

Version	Modifications	Date
1.0	Initial Policy Release	12/7/2017
1.1	Revisions	8/8/2019
1.2	Revisions	9/16/2020
1.3	Revisions	3/10/2021
1.4	Updated template	9/3/2022
1.5	Revisions	5/1/2025
1.6	Revisions	1/23/2026

Questions/Comments
For further information or if you have questions about this policy, please contact Compliance@itron.com.
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    Insider Trading Policy
Purpose
The purpose of Itron’s Insider Trading Policy is to assist Itron and its directors, officers, and employees in complying with their obligations under federal securities laws and to prevent illegal insider trading and describes the standards of Itron and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities.
People Covered by the Policy
This policy applies to all employees, officers, and directors of the Company, and their respective family members.
The Policy for Designated Insiders section of this policy imposes special additional trading restrictions for “Designated Insiders” who, by virtue of their position or responsibilities, are presumed to frequently possess material nonpublic information. “Designated Insiders” are tracked on the Designated Insiders List maintained by the Corporate Legal Department, and generally include (i) members of the Itron Inc. Board of Directors (“Directors”), (ii) Section 16 executive officers and employees of the Company at the level of Senior Vice President and above, and (iii) certain other employees that the Company may designate from time to time as “Designated Insiders” because of their position, responsibilities or their actual or potential access to material information.
Transactions Covered by the Policy
This policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company. Transactions also include stock option exercises, sales of restricted stock, and gifts or donations of securities (including gifts to a charity, a family member, or otherwise).
This policy continues to apply to transactions in Itron securities even after an employee, officer or director has resigned or terminated employment. If a former employee, officer or director who resigns or separates from Itron is in possession of material nonpublic information at that time, they may not trade in Itron securities until that information has become public or is no longer material. Additionally, Designated Insiders remain subject to the additional restrictions on trading Itron securities under Policy for Designated Insiders following their resignation, separation, or other termination of employment, including blackout periods and pre-clearance requirements, until the next open window.
Federal and state securities laws prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in the Insider Trading General Policy section. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The SEC and the U.S. Department of Justice pursue insider trading violations vigorously, and the penalties are severe. Cases have been successfully prosecuted against trading by employees through
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    Insider Trading Policy
foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
Companies Covered by the Policy
In addition to limiting trading in Itron’s securities, this policy applies to material nonpublic information relating to other companies, including Itron’s customers, vendors, or suppliers, when that information is obtained in the course of employment with, or other services performed on behalf of, Itron. All persons covered by this policy should treat material nonpublic information about Itron’s business partners with the same care required with respect to information related directly to Itron.

Example: It would be a violation of the securities law if you learn through Itron sources that Itron intended to purchase assets of another company and then you buy or sell stock of that other company because of a likely increase or decrease in the value of that company’s stock.

INSIDER TRADING GENERAL POLICY
No director, officer, employee, or any of their immediate family members, may trade or cause trading while in possession of material nonpublic information.
Prohibited Transactions:
(a)No trading or causing trading while in possession of material nonpublic information. You may not trade on material nonpublic information, which is to purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.

Example: If you learn that Itron exceeded its financial expectations prior to the public release of those financials and you purchase Itron stock before such information is made public and absorbed, you will have traded on material, nonpublic information and therefore violated the law.

(b)No Tipping. You may not disclose (“tip”) material nonpublic information to any other person where such information may be used by such person to his or her benefit by trading in the securities of the Company to which such information relates, nor shall you make any recommendations or express any opinions as to trading in Itron’s securities to any other person on the basis of material nonpublic information.

Example: You are part of a project team that has successfully developed revolutionary technology, the news of which has not been released. You share this information with your best friend from college, who then purchases shares of Itron stock based on this information. You “tipped” your friend, and you may both be subject to liability for insider trading.

(c)No Short Sales. You may not engage in the short sale of Itron’s securities. A short sale is the (1) sale of securities not owned by the seller at the time of the trade or (2) failure of the seller to deliver the securities against a sale within twenty (20) days after the sale.
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    Insider Trading Policy
(d)No Publicly Trade Options. You may not engage in transactions in publicly traded options, such as puts, calls, and other derivative securities, on an exchange or in any other organized market.
(e)Engaging in Prediction Market Transactions Based on Material Non-Public Information. All Itron employees, officers, directors, and contractors are strictly prohibited from participating in any prediction market, betting platform, or similar mechanism that allows wagers or trades on the outcome of Company-related events, decisions, or financial results, where such participation is based on material non-public information (MNPI) relating to Itron or its customers, partners, or vendors. This prohibition applies regardless of whether the platform is public, private, regulated, or unregulated.

Examples: An Itron employee learns confidential details about a pending acquisition before it’s public. The employee places a bet on Kalshi that Itron will announce the acquisition within the quarter. When the deal is announced and the bet pays out, Itron discovers the activity. The employee is terminated for cause, required to disgorge all profits, and may face regulatory investigation.

An Itron executive, privy to sensitive information about a utility’s cybersecurity vulnerabilities, places a wager on Polymarket predicting a devastating cyberattack against that utility. The attack occurs, the executive profits, and the Company uncovers the bet. The executive is immediately terminated, must return all gains, and is subject to further legal action.

Permitted Transactions:
This policy does not apply to the following:
(a)Exercising Stock Options with Cash. Exercises in stock options granted under Itron’s equity compensation plans with cash are not covered by the trading restrictions of this policy; however, this exception does not include the subsequent sale of the shares acquired pursuant to the exercise of a stock option. Therefore, a “cashless” exercise is equivalent to a sale and as such is a transaction subject to insider trading restrictions.

Example: You may exercise stock options with cash even if you are aware of material, nonpublic information or if the exercise occurs during the restricted period.
(b)Sale of Stock for Tax Withholding with Vesting RSUs. This policy’s trading restrictions do not apply to the payment of taxes upon the vesting of shares of restricted stock under Itron’s equity compensation plans by surrender of shares of such vesting restricted stock.
(c)Purchase of Stock Pursuant to Employee Stock Purchase Plan. This policy’s trading restrictions do not apply if you are purchasing Itron stock in the employee stock purchase plan through regular periodic payroll contributions to the plan. However, these restrictions do apply if you are making additional contributions, deciding to participate in the plan, or changing the level of your participation in the plan, when you are in
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    Insider Trading Policy
possession of material, nonpublic information about Itron. The trading restrictions do apply to any sale of Itron stock purchased under the plan.

Example: You may not increase your contribution to the ESPP if you are aware of material, nonpublic information.
(d)Transactions Pursuant to 10b5-1 Trading Plans. This policy’s trading restrictions do not apply to purchases or sales of Itron stock made pursuant to a trading plan adopted in accordance with SEC Rule 10b5-1(c) (a “Rule 10b5-1 Plan”). No trade shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this policy unless it complies with the requirements and restrictions set forth in the Trading Plans section of this policy.
Individual Responsibility
Itron depends upon the conduct and diligence of its employees, officers, and directors, in both their professional and personal capacities, to ensure full compliance with this policy. It is your personal obligation and responsibility to act in a manner consistent with this policy and avoid improper trading. In all cases, the responsibility for determining whether you are in possession of material, nonpublic information ultimately rests with you, and any action on the part of the Itron, including pre‐clearance of a trade as described in the Trading Plans section of this policy, does not in any way constitute legal advice or insulate you from potential liability under applicable securities laws.
Be aware that if your securities transactions become the subject of scrutiny, they will be viewed after‐the‐fact with the benefit of 20/20 hindsight, and the mere fact that someone traded on the basis of the information will contribute to the conclusion that it was material. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
INSIDER TRADING: “MATERIAL” AND “NONPUBLIC” INFORMATION
Insider trading prohibits (1) trading on the basis of material, nonpublic information, (2) disclosing or “tipping” material nonpublic information to others or recommending the purchase or sale of securities on the basis of such information, or (3) assisting someone who is engaged in any of the above activities.
(a)Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Material information is any information a reasonable investor, given the total mix of information available, would rely on in deciding to purchase, sell, or hold a security to which the information relates. The materiality of particular information is subject to reassessment on a regular basis.
Examples of information that is generally regarded as material are:
•Unpublished financial results
•Projections of future earnings or losses
•Changes in earnings estimates or unusual gains or losses in major operations
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    Insider Trading Policy
•Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, tender offers, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchase or sales of substantial assets
•A change in senior executive management or the board of directors
•News of a stock split, changes in dividend policy, or the offering of additional securities
•Financial liquidity problems or loan covenant issues
•Significant write-downs in assets or increases in reserves
•Major changes in accounting methods or policies
•Extraordinary borrowings
•Changes in debt ratings
•Actual or threatened major litigation or the resolution of such litigation
•Developments regarding significant litigation or government agency investigations
•Knowledge of facts that may give rise to claims, for example, potential warranty or IP infringement claims
•Award or loss of major contracts, orders, suppliers, customers, or finance sources
•Cybersecurity risks and incidents, including vulnerabilities and breaches
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Legal department before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
(b)Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” Nonpublic information is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information should be considered nonpublic until the beginning of the third trading day after such information has been
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    Insider Trading Policy
publicly released. A trading day shall mean a day on which national stock exchanges, including Nasdaq, are open for trading.

Example: If Itron announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Itron securities is the opening of the market on Thursday (assuming you are not aware of other material, nonpublic information at that time). However, if Itron announces earnings after trading begins on that Tuesday, the first time you can buy or sell Itron securities is the opening of the market on Friday.

Nonpublic information may include:
•Information available to a select group of analysts or brokers or institutional investors
•Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated
•Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally three trading days)
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Legal department or assume that the information is nonpublic and treat it as confidential.
POLICY FOR DESIGNATED INSIDERS
Designated Insiders and their family members are subject to additional restrictions on trading Itron securities that are in addition to the general restrictions set forth in this policy.
Additional Restrictions
Blackout Periods for Designated Insiders
All Designated Insiders and their immediate family members are prohibited from trading in the Company’s securities during:
(a)Quarterly Blackout Periods (Restricted Trading Windows). Trading in the Company’s securities is prohibited during the period beginning on the tenth business day prior to the end of the last fiscal month of the fiscal quarter and ending on the third trading day following release of Itron’s earnings. During these periods, Designated Insiders generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
(b)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which
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    Insider Trading Policy
Designated Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the persons affected.
(c)Departure. Designated Insiders remain subject to the Company’s Insider Trading Policy after departure. Accordingly, a departing Designated Insider must not trade Itron securities if s/he is aware of material non-public information, must receive approval to trade from the General Counsel/Chief Financial Officer and can trade only during an open window. A departing Designated Insider that leaves during an open window may trade if s/he receives the requisite pre-clearance. A departing Designated Insider that leaves during a Quarterly Blackout Period must wait until the next open window and receive the requisite pre-clearance. After 90 days or the next open window, whichever is later, the Designated Insider will not be required to seek pre-clearance to trade.
(d)Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”; see Trading Plans).

Open Window and the Pre-Clearance Process for Designated Insiders
Designated Insiders may only trade during a non-restricted period (an “open window”) and after receiving pre-clearance. See Appendix A to this policy for the pre-clearance process. However, securities laws continue to apply during any open trading window. In determining whether to grant pre-clearance to trade, the Senior Vice President General Counsel and/or the Chief Financial Officer will assess whether you have access, as a result of your position, to material, nonpublic information.
After pre-clearance is granted, you should make your trade as soon as possible since, at any time prior to effecting your trade, you may become aware of material nonpublic information and the pre-clearance process must be undertaken again in light of any new information before you may make the requested trade.

Example: You are a Designated Insider and are granted pre-clearance to trade during an open window. Shortly after your pre-clearance is approved, but before you make your trade, you learn of a major litigation case to be filed against Itron. You may no longer make any trades as your pre-clearance lapses. Later, while still in the open window, the litigation case is made public, and after waiting three days you request pre-clearance again and it is approved. You are again cleared to trade.

Additional Prohibited Transactions for Designated Insiders
(a)No Standing Orders. If you are in possession of material nonpublic information, you may not have standing orders to sell or purchase Itron’s stock at a specified price as standing orders leave you with no control over the timing of the transaction. A standing order transaction executed by your broker while you are in possession of material nonpublic information may result in unlawful insider trading. However, eligible persons may purchase or sell shares pursuant to a Rule 10b5-1 Plan that has been entered into pursuant to Itron’s Rule 10b5-1 Plan procedures.
(b)No Margin Account or Pledging. You may not hold Itron securities in a margin account or pledge it as collateral. Your broker may execute a margin call, or your loan may come due if the value of your collateral falls below the value of the loan, while you are in possession of
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    Insider Trading Policy
material, nonpublic information and this may result in unlawful insider trading. Please see Itron’s Corporate Hedging Policy for additional restrictions applicable to Itron directors, officers, or employees.
TRADING PLANS
Rule 10b5-1 Plans allow you to establish an affirmative defense to an illegal insider-trading charge when your trades are made pursuant to a pre-existing written trading plan meeting the requirements set forth below. These plans allow you to plan future trades (sales or purchases) at a time when you do not possess material, nonpublic information and then have those trades executed later, even during times when you may possess material, nonpublic information about Itron, but requires that you maintain no control over trades once the Rule 10b5-1 Plan takes effect.
Eligibility
Rule 10b5-1 Plans are available to Designated Insiders and others approved on a case-by-case basis by the Senior Vice President General Counsel and Senior Vice President Chief Financial Officer.
Requirements
Each Rule 10b5-1 Plan must:
•Be entered into when you are not aware of any material nonpublic information;
•Be entered into in good faith and not as part of a plan or scheme to evade prohibitions of Rule 10b5-1;
•Be entered into during an open trading window;
•Include (1) a binding contract to purchase or sell the security, (2) instructions to purchase or sell the security for your account, or (3) a written plan for trading securities;
•Specify the amount, date, and price of the transaction or include a written formula or algorithm, or computer program, to determine the amount, price and date of securities to be purchased or sold;
•Not permit you to exercise any subsequent influence over how, when, or whether to effect purchases or sales;
•Provide that the first trade may not occur until at least thirty days after the Rule 10b5-1 Plan was entered into;
•Be for a term no more than 12 months; and
•Conform with applicable securities laws and requirements.
If a Rule 10b5-1 Plan is terminated early, you may not enter into a new Rule 10b5-1 Plan for at least sixty (60) days following the termination date. You may only have one (1) Rule 10b5-1 Plan in effect at any given time that covers the same securities (e.g. no multiple, overlapping plans); multiple plans covering
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    Insider Trading Policy
different securities may be allowed on a case-by-case basis. Once approved, executed and implemented, Rule 10b5-1 Plans may not be modified.
Process
To enter into a Rule 10b5-1 Plan, you should contact Fidelity to begin documenting the terms and conditions of the proposed purchases or sales using the form Rule 10b5-1 Plan provided by Fidelity. Before entering the plan, the Corporate Legal Department must review and approve the Rule 10b5-1 Plan including:
•Confirming that it satisfies the Requirements listed above;
•Confirming that the arrangement will not potentially damage Itron or you; and
•Confirming that at the time you enter into an arrangement it is during an open trading window and that there is no material information about Itron that has not been publicly disclosed.
Upon approval of the Rule 10b5-1 Plan, you will execute and implement the plan with Fidelity. See Appendix B to this policy for the Rule 10b5-1 Plan process.
CONSEQUENCES FOR INSIDER TRADING
Criminal Penalties
Liability for Insider Trading: Individuals found liable for insider trading face penalties of up to three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million, and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances a company may be able to recover all profits made by an insider who traded illegally, plus collect other damages.
Liability for Tipping: You may be liable for the improper trading in Itron’s securities by a “tippee” to whom you have disclosed inside information. This is true even if you do not personally profit from the misuse of the inside information but merely passed it on. You and the tippee would be subject to the same penalties and sanctions as described above.
Liability of Itron: Itron (and its executive officers and directors) could face penalties up to the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an Insider’s violation and/or a criminal penalty of up to $25 million for failing to take steps to prevent insider trading.
Company Penalties
Without regard to the civil or criminal penalties that may be imposed by others, violation of this policy and its procedures may subject you to Itron-imposed discipline, including dismissal.
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    Insider Trading Policy
Policy Revisions and Exceptions
Itron’s Chief Compliance Officer will periodically review and revise this Policy. Any exception to or deviation from this Policy must be approved in writing by Company’s Chief Compliance Officer or General Counsel.
Related Policies and Procedures
Prohibition of Hedging Transactions in Itron Security Policy
Questions
This policy is not intended to address all conceivable questions about compliance with the securities laws. You should not try to resolve uncertainties you encounter as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences. Questions about this Policy should be directed to Itron’s Global Compliance Team at Compliance@itron.com.

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    Insider Trading Policy
APPENDIX A:
Designated Insiders List
[Please contact the Corporate Legal Department for the current Designated Insiders List.]
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    Prohibition of Hedging Transactions in Itron Securities Policy

Designated Insiders

Clearance Process for Stock Trade (buy, sell, or option exercise) or Establishing 10b5-1 Plan

Once Plan in place, no pre-clearance required for trades pursuant to Plan

Window Open?
Yes
No
Does employee know of nonpublic material info or has employee been notified by Legal not to Trade?
No Trades
No Plans Signed
(see Implementation Process in Appendix B)
No
Yes
E-mail Legal – Corporate of desire to buy/sell stock, exercise stock option or set-up Plan
General Counsel/ Chief Financial Officer Pre-Clear
No
No Trades/ Exercises
No Plans Signed
Yes
Legal – Corporate sends pre-clearance E-mail @ SPSEmailClearance@fidelity.com with copy to Designated Insider
Designated Insider works directly on-line with Fidelity to complete paperwork and consummate the transaction
If you proceed to set-up a Plan, follow Implementation Process in Appendix B

*Note: If you want to participate in the ESPP, you must enroll during an open window. Likewise, you can only change your ESPP elections during an open window. If you own Itron stock under the 401(k) plan and want to sell, it must occur during an open window. Window is always on the 15th of the last month of the fiscal quarter until the third trading day after earnings release. Otherwise, window is presumptively open.

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    Prohibition of Hedging Transactions in Itron Securities Policy

APPENDIX B

Rule 10-b5-1 Trading Plan Implementation Process

Employee Calls Fidelity Investments
@ 1-800-823-0217
Extension 377 (Team 508)
Employee and Fidelity have preliminary conversation
Employee and Fidelity finalize plan
Window Open
Window Closed
No Plan Signed
Pre-Clearance obtained through Legal - Corporate
Yes
No
No Plan Signed
Employee signs plan and Fidelity sends Legal – Corporate for Company approval and signature (electronic) of General Counsel
General Counsel indicates approval by signing electronically the Plan and Returning it to Fidelity.
Fidelity sends fully executed plan to employee and Legal – Corporate
Legal – Corporate maintains current list
Plan Complete

**Note*: Employee will be responsible for monitoring the term of his/her Plan to make sure it does not expire.

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